Contact:
Lea-Anne Matsuoka
877-723-2878
investorrelations@raesystems.com

RAE SYSTEMS MOVES TO AMERICAN STOCK EXCHANGE

Company announces the listing of its common stock as “RAE” on the American Stock Exchange

SUNNYVALE, Calif. – August 28, 2003 –RAE Systems Inc. (the “Company”) (OTC BB: RAEE.OB), a leading provider of hazardous environment detection solutions for homeland defense, today announced that its common stock has been approved for listing on the American Stock Exchange (“AMEX”). The Company expects to commence trading on the AMEX on Friday, August 29, 2003 under the ticker symbol “RAE”. Trading of the Company’s common stock on the NASD, OTC BB will be discontinued at the close of market on Thursday, August 28, 2003.

“The transition from the OTC Bulletin Board to the American Stock Exchange is an exciting step for the company and its shareholders,” said Robert I. Chen, president and CEO of RAE Systems. “We are proud that the company has delivered four consecutive increasingly profitable quarters to shareholders. This has been helped by the rapid growth of our core business sectors, homeland security and industrial safety. We believe that the greater distribution provided by the AMEX listing will give us increased visibility to the investment community.”

AMEX is the second largest floor-based exchange in the US and has a considerable presence in common stocks, index shares and equity derivative securities.

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About RAE Systems

RAE Systems (www.raesystems.com) is a leading provider of “smart sensing” network platforms and a wide range of hazardous environment sensors that enable first responders, military and government organization to preserve lives by better responding to chemical and radiation threats at terrorist events and hazardous material accidents. RAE Systems’ comprehensive, market-leading technology offering includes single and multiple sensor atmospheric monitors, photoionization detectors, radiation detectors, gas detection tubes, sampling pumps and wirelessly connected gas detection and security monitoring devices. RAE Systems’ customers operate in such industries as safety and security; oil and gas; pharmaceuticals; utilities; food; chemical; airlines; military; and hazardous material storage and disposal. RAE Systems’ monitors are used in civilian and government atmospheric monitoring programs in over 50 countries.

Safe Harbor Statement

This press release contains “forward- looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are denoted by such words as “expects to commence”, “will be discontinued” and “will give”. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE and its products. In addition, our forward- looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.